UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2016

Lucas Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-32508	20-2660243
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 Gears Road, Suite 860
Houston, Texas 77067

(Address of principal executive offices, including zip code)

(713) 528-1881

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.                Unregistered Sales of Equity Securities.

On October 7, 2016, Lucas Energy, Inc. (the “Company”) issued 810,000 shares of its common stock upon the exercise of that certain warrant (the “First Warrant”) to purchase 1,384,616 shares of its common stock, and the remaining 3,117,351 shares of common stock for the exercise and payment of conversion premium under the First Warrant are being held in abeyance until such time as it would not result in the warrant holder exceeding its beneficial ownership limitation. The First Warrant was issued pursuant to that certain securities purchase agreement (the “Securities Purchase Agreement”) that the Company had entered into with an accredited institutional investor (the “Investor”) on April 6, 2016 and that was previously reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 7, 2016.

The sale and issuance of the securities described herein have been determined to be exempt from registration under the Securities Act of 1933 in reliance on Sections 3(a)(9) and 4(a)(2) of the Securities Act of 1933, as amended, Rule 506 of Regulation D promulgated thereunder and Regulation S promulgated thereunder, as transactions by an issuer not involving a public offering. The Investor has represented that it is an accredited investor, as that term is defined in Regulation D, it is not a U.S. Person, and it is acquiring the securities for its own account. The Company received gross proceeds of $4,500,000 from the exercise of the First Warrant and, as previously disclosed, will pay placement agent fees of $427,500 for services rendered in connection with the First Warrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUCAS ENERGY, INC.

Dated: October 12, 2016	By:	/s/ Anthony C. Schnur
Anthony C. Schnur, Chief Executive Officer